090401

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

Filed in the office of	Document Number 20130747750-86
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/14/2013 3:01 PM
	Entity Number E0543702013-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:
LION PRINT CORPORATION

2. Description of the original document for which correction is being made:
Articles of Incorporation

3. Filing date of the original document for which correction is being made: November 7, 2013

4. Description of the inaccuracy or defect:
Article 3 (Authorized Stock): par value per share of $0.001.

5. Correction of the inaccuracy or defect:
Article 3 (Authorized Stock): par value per share of $0,00001.

6. Signature:

X [signature]

Authorized Signature

President
Title *

November 12, 2013
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.